Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Strategy Trust of our report dated November 23, 2022, relating to the financial statements and financial highlights, which appears in the Virtus Convertible Fund, Virtus Duff & Phelps Water Fund, Virtus Global Allocation Fund, Virtus International Small-Cap Fund, Virtus Newfleet Short Duration High Income Fund, Virtus NFJ Emerging Markets Value Fund, Virtus NFJ Global Sustainability Fund, Virtus Seix High Yield Income Fund Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Glossary”, “Independent Registered Public Accounting Firm”, “Financial Statements”, “Non-Public Portfolio Holdings Information” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 26, 2023